UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Trustmark Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Year in Review 2025 Trustmark achieved record earnings in 2025, reflecting significant achievement across our diverse financial services businesses. Our traditional banking business drove continued loan and deposit growth, a strong net interest margin and solid credit quality. Mortgage banking achieved increased production and significant improvement in profitability while revenue in our wealth management business reached an all-time high. During the year, Trustmark received a Community Reinvestment Act rating of “Outstanding.” This rating is the highest rating level awarded and is a testament to Trustmark’s commitment to make investments and meet the credit needs of individuals, businesses and communities in our footprint while maintaining safe and sound procedures, processes and credit standards. Trustmark’s net income in 2025 totaled $224.1 million, the highest level in our company’s history, and represented diluted earnings per share of $3.70. This level of performance represented a return on average tangible equity of 12.97% and a return on average assets of 1.21%. Loan growth remained solid as loans held for investment (HFI) increased $584.3 million, or 4.5%, to total $13.7 billion at December 31, 2025. Growth was well-diversified by loan type and geography. Deposits increased $391.6 million, or 2.6%, and totaled $15.5 billion at year end 2025. Trustmark continued to maintain a strong liquidity position as loans HFI represented 88.2% of total deposits at year end 2025. During the year, we expanded organically with the addition of production staff in key markets and different disciplines across the organization. Examples include new relationship managers in Houston, Texas as well as the addition of a commercial lending team in Huntsville, Alabama. Our Atlanta, Georgia-based equipment finance business, which focuses on national, middle-to-large ticket businesses, continued to add production staff. Equipment finance completed its third full year of operations and had outstanding balances of $698 million at year end 2025. These are prime examples of organic growth investments designed to position Trustmark for continued success in the years ahead. Our focused attention on customer relationships continues to afford Trustmark a position of leadership in the majority of the communities we serve. In fact, Trustmark holds a top-four deposit share position in 61% of the markets we serve. We appreciate the continued trust and confidence our customers have placed in us as their financial partner. Trustmark successfully navigated the ever-changing interest rate environment and continued to achieve significant contributions from our fee-income businesses. Total revenue reached a record level of $799.8 million in 2025. Net interest income (FTE) totaled $647.2 million, up 8.4% in 2025, to produce a net interest margin of 3.80%, up 29 basis points from the prior year. Noninterest income totaled $163.6 million in 2025 and represented 20.5% of total revenue. Our wealth management business produced record revenue of $40.1 million in 2025, up 7.7% from the prior year. Assets held under Financial Highlights Gerard R. Host (left) Chair of the Board of Directors, Duane A. Dewey (right) President and Chief Executive Officer

Financial Snapshot

Loans HFI and Deposits


12% Growth in Loans, 8% Growth in Deposits
$12.2
$14.4
$13.0
$15.6
$13.1
$15.1
$13.7
$15.5
2022
2023
2024
2025
($ in billions)
Loans HFI
Deposits

Net Interest Margin (FTE)


20% Growth in NIM - FTE
3.17%
3.32%
3.51%
3.80%
2022
2023
2024
2025

Tangible Book Value Per Share


60% Growth in Tangible Book Value Per Share
$18.98
$21.73
$26.68
$30.28
2022
2023
2024
2025

management and administration, including brokerage assets, totaled $13.5 billion at year end 2025. Trustmark Financial Services transitioned to a new, state-of-the-art platform to enhance the delivery of investment services and support wealth building through prudent financial strategies and long-term investment planning. This investment reflects our commitment to provide customers with world-class investment products and services.

Our mortgage banking business delivered strong performance, advanced technology-driven efficiencies, and reinforced its commitment to equitable lending and customer service. We achieved mortgage loan production of $1.5 billion in 2025, an increase of 7.8% from the prior year while mortgage banking revenue increased 24.2% to total $33.1 million in 2025. Our commitment to providing opportunities for affordable housing was reinforced by our team of community lending specialists, mortgage loan originators and tailored product offerings that meet the needs of low-to-moderate income borrowers and communities.

Credit Quality

Trustmark experienced solid loan production and credit quality during the year, reflecting our disciplined and proven underwriting process. In 2025, net charge-offs represented 0.13% of average loans.

Allocation of Trustmark's $157.1 million allowance for credit losses (ACL) on loans HFI represented 0.91% of commercial loans and 1.94% of consumer and home mortgage loans, resulting in an ACL to total loans HFI of 1.15% and 209.18% of nonaccrual loans, excluding individually analyzed loans at year end 2025. We believe the level of the ACL is commensurate with the credit losses currently expected in the loan portfolio.

Capital Strength

Trustmark's capital base remained solid and continued to significantly exceed levels considered to be "well-capitalized." At December 31, 2025, Trustmark's tangible equity to tangible assets ratio was 9.61%

while the total risk-based capital ratio was 14.41%. Trustmark returned approximately 61.8% of net income in 2025 to shareholders through dividends and share repurchase activity. In 2025, Trustmark continued quarterly cash dividends to shareholders of $0.24 per share, or $0.96 annually. During the year, Trustmark repurchased $80.0 million, or approximately 2.2 million of its common shares. In December, the Board authorized a new stock repurchase program through which $100.0 million of Trustmark’s outstanding shares may be acquired through December 31, 2026. In January 2026, the Board announced a 4.2% increase in its regular quarterly dividend to $0.25 per share from $0.24 per share. The Board declared the dividend payable March 15, 2026, to shareholders of record on March 1, 2026. This action raised the indicated annual dividend rate to $1.00 per share. The increase in Trustmark’s quarterly dividend and share repurchase activity have been made possible by continued improvement in profitability and strong capital base. We greatly value the leadership, counsel, and guidance of our Board of Directors. Trustmark’s Directors are actively engaged in our governance and strategic direction and work with management to enhance the value of our franchise. During the year, William A. Brown retired after 13 years of service on the Trustmark Bank Board and 8 years on the Trustmark Corporation Board. Bill served on numerous committees over the years, including Chair of the Bank’s Credit Policy Committee. We appreciate his leadership and many contributions to Trustmark. Momentum continued to build in delivering measurable progress across Trustmark’s technology, security, and infrastructure. During the year, we undertook significant upgrades to our IT infrastructure, including migration to an industry-leading, state-of-the-art data center in Atlanta, Georgia. We implemented initiatives that elevated customer experience through enhanced digital capabilities, strengthened the bank’s cybersecurity posture, and continued crucial core banking modernization initiatives to improve resilience and scalability. These accomplishments reflect our commitment to driving efficiency, enabling growth, and positioning Trustmark for long-term success in an increasingly digital banking landscape. We have a tremendous team of associates focused on expanding customer relationships and demonstrating the value Trustmark can provide as their trusted financial partner. Looking forward, we will continue to build upon this momentum and pursue opportunities to leverage investments in technology that will broaden our reach, enhance customer experience, and improve efficiency. Trustmark is well-positioned to meet the needs of our customers and build long-term value for our shareholders. Trustmark is “People you trust. Advice that works.” Sincerely, Leadership Focus on the Future Strategic Priorities to Enhance Shareholder Value GROWTH Focus on profitable growth to increase EPS, enhance scale, benefit from favorable demographic trends in growth markets, and increase penetration across lines of business. EFFICIENCY Pursue efficiency opportunities through adoption of technology, redesign of workflows and workforce structure. INNOVATION Invest in technology solutions and data analytics to drive customer engagement, inform sales practices, and aid in the development and enhancement of product or service offerings. RISK MANAGEMENT Prioritize risk management throughout the organization by incorporating industry leading practices to comply with all applicable regulatory requirements. Gerard R. Host Chair Trustmark Corporation Duane A. Dewey President and Chief Executive Officer Trustmark Corporation CULTURE Adopt a mindset that embraces growth, innovation and efficiency while maintaining core values and sound risk management practices.

Community Engagement Trustmark believes a company’s commitment to corporate social responsibility is measured by the impact of its community involvement, corporate philanthropy and community development activities. These areas of focus for Trustmark in 2025 were essential to the company’s continued success in building stronger communities throughout its service footprint. Trustmark associates spent more than 7,200 hours volunteering for local organizations and charities in 2025, through financial education, community events and partnerships that provided support for the advancement of families and communities. Trustmark invested over $3.2 million in contributions and sponsorships supporting over 530 local organizations within our service areas. Trustmark’s community contributions also included a partnership with Operation HOPE, Inc., a national non-profit organization, to provide financial literacy support through the HOPE Inside Program within the designated markets of Memphis, Tennessee; Montgomery, Alabama; and Jackson, Mississippi. The program provides banking customers and members of the public with opportunities to receive financial tools and education to strengthen their financial security from within Trustmark locations. In 2025, more than 4,800 services were provided through Trustmark’s affiliation with Operation HOPE, Inc., including financial literacy seminars, financial counseling sessions and referrals to disaster relief support systems. Trustmark emphasized its commitment to financial education through its continued partnership with EVERFI, Inc., a digital financial education company, enabling more than 5,700 students throughout Mississippi to receive instruction on personal finance through Trustmark’s Financial Scholars Program. Trustmark’s partnership with EVERFI, Inc., also provides free online financial education courses to individuals through the Trustmark Financial Education Tool Kit, accessible at trustmark.com. The company also continued to leverage its membership with the Federal Home Loan Bank of Dallas in 2025, to award more than $883 thousand in grant funds to provide affordable housing support to qualified individuals. Additional community support was provided through the bank’s responsive products and services, designed to reach all communities. Trustmark’s direct investments in low-to-moderate income areas included approximately $177 million in home mortgage loans, $429 million in small business loans and small farm loans and $222 million in community development loans. Trustmark also provided low-to-moderate income borrowers with approximately $270 million in home mortgage loans. To further strengthen communities, Trustmark collaborated with community service providers, developers, realtors, housing advocates and other community leaders to provide more than $45 million in investments that support affordable housing, employment and community services. The company also managed corporate projects and practices throughout the year to ensure business sustainability, while fostering a workplace culture where all individuals feel respected and valued. Trustmark has been a trusted community partner for more than 135 years and will continue to prioritize collaborative partnerships and local initiatives that exemplify its core values of Integrity, Service, Accountability, Relationships and Solutions. By the Numbers $429 M $3.2 M 5,700 Community Contributions Small Business and Small Farm Loans Students taught through Trustmark’s Financial Scholars Program $222 M 7,200 $270 M Community Development Loans Hours of Volunteerism by Trustmark Associates Mortgages to Low-to-Moderate Income Borrowers